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                                                                  EXHIBIT 99.1

                 [LETTERHEAD OF APPLIED IMAGING APPEARS HERE]

CONTACTS:
At the Company:                         At Financial Relations Board
Neil Woodruff, CFO                      Ann Trunco (General Info)
Applied Imaging                         Kate Rajeck (Investor Contact)
408-562-0250                            415-986-1591

FOR IMMEDIATE RELEASE:

                     APPLIED IMAGING CORPORATION ANNOUNCES
                           PRIVATE PLACEMENT OF $4M

SANTA CLARA, CA MAY 23, 1997. Applied Imaging Corp. (Nasdaq - AICX) announced the private sale of 796,020 shares of its Common Stock to certain investment entities affiliated with New Enterprise Associates, which have made previous investments in the Company. This sale represents a $4M placement at a purchase price of $5.025 per share, which is the average of the closing prices of the Company's Common Stock as reported on the Nasdaq National Market System for the previous five trading days prior to the transaction closing date. Thomas C. McConnell, a director of the Company, is an affiliate of New Enterprise Associates. The Company also issued warrants which may be exercised within a three-year period ending May 21, 2000, to acquire an aggregate of 173,010 shares of the Company's Common Stock at a purchase price of $5.78 per share. The proceeds from the sale of the shares will be used for working capital and general corporate purposes.

"We are pleased with NEA's investment, and the continued confidence they have in the Company. This investment will further strengthen the financial position of the Company," stated Jack Goldstein, CEO and President.

Applied Imaging Corporation develops, manufactures and markets automated clinical analysis systems used by laboratories for the diagnosis of prenatal and other genetic disorders. The company markets its products worldwide. Applied Imaging is developing a proprietary prenatal test for screening of genetic abnormalities by isolating fetal cells from a routine maternal sample. This new test is designed to improve current prenatal screening techniques by providing an accurate and cost effective procedure without the risk of miscarriage associated with invasive prenatal testing.

Applied Imaging is a publicly traded company listed on the Nasdaq National Market System under the Symbol AICX.

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         For more information on Applied Imaging via fax at no cost, dial (800) PRO-INFO (908-544-2850 outside the U.S.), ticker symbol AICX.